ACME ELECTRIC CORPORATION
NEWS RELEASE
NAMED SUPPLIER OF POWER SOURCES FOR SILICON GRAPHICS


FOR IMMEDIATE RELEASE


             ACME ELECTRIC NAMED SUPPLIER OF POWER SOURCES
FOR NEW LINE OF SUPERCOMPUTERS



     EAST AURORA, N.Y., January 7, 1997 -- Acme Electric Corporation
(NYSE: ACE) has been named the sole supplier of high-wattage power source equipment for Silicon Graphics' new Onyx2 line of supercomputers. The power sources, which deliver power ranging from 7,000 to 21,000 watts, are used in the Onyx2 family of visual computing models.
     The Onyx2 family offers fully-scalable computer systems that can simultaneously process graphics, imaging and video data in real time.
These systems feature high-performance MIPS-Registered Trademark- RISC processors and high-bandwidth Scalable Shared-memory Multi-processing (S(2)MP) architecture for significantly increased graphic processing speed. These computers are designed for advanced imaging, simulation, prototyping and diagnostic technology used in such diverse applications as interactive entertainment games, broadcast special effects, defense imaging, medical diagnostic imaging, seismic surveys, and 3D modeling for the scientific and manufacturing industries.
     Acme Electric's K-CAR Model HF-75781 is a switch-mode power supply designed to generate the extremely high current of 675 amps at 3.45 volts required in these applications. Specifically engineered to meet restrictive space requirements, the power supply features an energy density of 2.78 watts per cubic inch. Silicon Graphics presented Acme Electric with an award of excellence for the electronic design and packaging of this power supply.
     Founded in 1917, Acme Electric Corporation is a leader in the design and manufacture of power conversion equipment for electronic and electrical systems for industrial, commercial, residential, military and aerospace applications. Corporate headquarters are in East Aurora, N.Y., with operations in Cuba, N.Y., Lumberton, N.C. and Tempe, Ariz.

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